Exhibit 99.2

Western Uranium Corporation Announces Appointment of Michael Rutter as Vice-President Operations

FOR IMMEDIATE RELEASE

October 24 2016 Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) announces the appointment of Michael Rutter as vice-president operations of the Company effective immediately.

Mr. Rutter has specific experience in the oversight of the construction, mechanics, PLCs electrical and operation of the Ablation production units. Previously, Mr. Rutter was superintendent for Energy Fuels’ Utah, Colorado and Arizona uranium production.

Mr. George Glasier, President & CEO commented “We are pleased that Mike has formally joined Western’s operations’ team. Mike has been supporting me as a consultant on a part-time basis since our acquisition of the Company's core assets from Energy Fuels Inc. in 2014 and will now provide day-to-day support.

Mike is a highly regarded uranium and vanadium operations professional in the Western United States and is uniquely qualified to join the team as the Company prepares to advance its low cost Ablation production from existing stockpiles, initially at the Sunday Mine Complex and then at stockpiles located throughout Colorado and Utah."

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com